News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
856.251.2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2010 RESULTS

Revenues Increased 14.4%, Organic Growth of 10.0%
2010 Guidance Updated

Thorofare, New Jersey, July 29, 2010 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 27, 2010.

Net revenues for the second quarter of 2010 were $208.2 million compared to net revenues for the second quarter of 2009 of $181.9 million.  Net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2010 were $9.0 million, or $0.22 per diluted share, compared to net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2009 of $6.9 million, or $0.18 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2010 excluding restructuring expense were $10.0 million, or $0.25 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the second quarter of 2009 were $7.4 million, or $0.19 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“The improving conditions we started to experience in our core markets at the end of 2009 continued through the second quarter. We are very pleased to report another strong quarter of organic growth and continuing gross margin expansion, both from a sequential quarter and year- ago comparable quarter perspective,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.  “Despite the second quarter headwinds of a strengthening dollar versus the euro that resulted in a top-line decrease of less than one percent, and a sluggish macroeconomic environment in Europe, our net organic revenues in Europe increased by ten percent.

Additionally, as we announced last week, Checkpoint entered into an amended and restated credit agreement and note purchase and private shelf agreement.  These new agreements will enhance our ability to move forward on our previously stated growth strategy,” added van der Merwe.

Mr. van der Merwe concluded, “With two solid quarters to start the year, we remain on track to deliver the financial goals we outlined earlier this year and thus, have narrowed and updated 2010 guidance.  We remain committed to our stated strategy to focus on the converging fields of shrink management, merchandise visibility and apparel labeling.”

Selected analysis and discussion for the second quarter of 2010:

•
Net revenues increased 14.4%.  Organic growth comprised 10.0% of the increase driven by the Apparel Labeling Solutions and Shrink Management Solutions business segments, notably Alpha high theft solutions and EAS consumables.  Acquisition growth contributed 5.3% of the increase resulting from the acquisition of Brilliant Label Manufacturing, Ltd.  Foreign currency effects resulted in a 0.9% net revenues decline driven principally by the strengthened dollar versus the euro.

•	Gross profit margin was 43.6% compared to 42.7% for the second quarter of 2009. The increase was principally due to higher gross margins in the EAS consumables business.

•
GAAP operating income was $14.1 million compared to $10.8 million for the second quarter of 2009.  Non-GAAP operating income excluding restructuring expense was $15.3 million, or 7.4% of net revenues.  Non-GAAP operating income for the second quarter of 2009 was $11.3 million, or 6.2% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $1.2 million due to our previously announced manufacturing restructuring plan and the initial stages of our selling, general, and administrative restructuring plan.

•	Effective tax rate was 24.3% compared to 28.3% for the second quarter of 2009.

•	Cash flow provided by operating activities was $13.6 million compared to cash flow provided by operating activities of $8.0 million for the second quarter of 2009.

•
At June 27, 2010, cash and cash equivalents were $162.7 million compared to $162.1 million at December 27, 2009, and total debt was $122.9 million compared to $116.9 million at December 27, 2009. Capital expenditures were $5.8 million for the second quarter of 2010.

Outlook for 2010

Based on an assessment of current market conditions, Checkpoint has updated guidance for 2010.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $830 million to $860 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.05 to $1.17.

•	Non-GAAP operating income margin is expected to be in the range of 6.9% to 7.4%.

•	An annualized tax rate is expected to be in the range of 18% to 20%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $30 million to $40 million.

Checkpoint Systems will host a conference call today, July 29, 2010, at 2:00 PM Eastern Time, to discuss its 2010 second quarter results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate our acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net revenues	$ 208,176	$ 181,913	$ 395,632	$ 340,863
Cost of revenues	117,412	104,222	224,317	196,642
Gross profit	90,764	77,691	171,315	144,221

Selling, general, and administrative expenses	70,233	61,597	140,035	123,514
Research and development	5,216	4,753	9,908	9,937
Restructuring expenses	1,199	572	1,635	1,059
Litigation settlement	−	−	−	1,300
Operating income	14,116	10,769	19,737	8,411
Interest income	698	416	1,366	921
Interest expense	1,421	1,903	3,021	3,185
Other gain (loss), net	(1,462)	321	(1,196)	819
Earnings from operations before income taxes	11,931	9,603	16,886	6,966
Income taxes	2,898	2,718	4,416	2,306
Net earnings	9,033	6,885	12,470	4,660
Less: (loss) attributable to noncontrolling interests	(7)	(45)	(76)	(264)
Net earnings attributable to Checkpoint Systems, Inc.	$ 9,040	$ 6,930	$ 12,546	$ 4,924
Net earnings attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings per share	$ 0.23	$ 0.18	$ 0.32	$ 0.13

Diluted earnings per share	$ 0.22	$ 0.18	$ 0.31	$ 0.13

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	June 27, 2010	December 27, 2009
(unaudited)

Cash and Cash Equivalents	$ 162,731	$ 162,097
Working Capital	$ 259,119	$ 241,809
Current Assets	$ 476,695	$ 482,690
Total Debt	$ 122,874	$ 116,872
Total Equity	$ 553,229	$ 558,554
Total Assets	$ 979,196	$ 1,024,233

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Net revenues	$ 208,176	$ 181,913	$ 395,632	$ 340,863

GAAP operating income	14,116	10,769	19,737	8,411

Non-GAAP adjustments:

Restructuring expenses	1,199	572	1,635	1,059
Litigation settlement	−	−	−	1,300
Adjusted Non-GAAP operating income	$ 15,315	$ 11,341	$ 21,372	$ 10,770

GAAP operating margin	6.8%	5.9%	5.0%	2.5%
Adjusted Non-GAAP operating margin	7.4%	6.2%	5.4%	3.2%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009

Earnings attributable to Checkpoint Systems, Inc., as reported	$ 9,040	$ 6,930	$ 12,546	$ 4,924

Non-GAAP adjustments:

Restructuring expenses, net of tax	935	420	1,383	741
Litigation settlement, net of tax	−	−	−	801
Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 9,975	$ 7,350	$ 13,929	$ 6,466

Reported diluted shares	40,510	39,468	40,301	39,359

Adjusted diluted shares	40,510	39,468	40,301	39,359

Reported net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.22	$ 0.18	$ 0.31	$ 0.13

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.25	$ 0.19	$ 0.35	$ 0.16